Exhibit a.5


                        AETNA GENERATION PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY

                        AETNA GENERATION PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY

AETNA GENERATION PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST: The Board of Directors of the Corporation (the "Board"), by unanimous written consent dated June 8, 2001, adopted resolutions designating and classifying three hundred million (300,000,000) shares of capital stock of the Corporation into a new "Class S" as follows:

       Portfolio                Class of Portfolio             Shares Allocated
       ---------                ------------------             ----------------

       Aetna Ascent VP                Class S                    100,000,000

       Aetna Crossroads VP            Class S                    100,000,000

       Aetna Legacy VP                Class S                    100,000,000

       SECOND: The shares designated and classified in paragraph FIRST of these Articles Supplementary, shall have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights, and terms and conditions of redemption as set forth in the Corporation's Articles of Incorporation, as amended. Class S shares are subject to a distribution fee equal to 0.25% of the Class S average daily net assets.

       THIRD: The shares of the Corporation classified pursuant to paragraphs FIRST of these Articles Supplementary have been so classified by the Board under the authority contained in the Charter of the Corporation.

       FOURTH: Immediately prior to the effectiveness of these Articles Supplementary, the Corporation had the authority to issue two billion (2,000,000,000) shares of common stock with a par value of $0.001 per share and with an aggregate par value of two million dollars ($2,000,000), of which the Board had designated and classified three hundred million (300,000,000) shares as follows:
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       Portfolio                Class of Portfolio             Shares Allocated
       ---------                ------------------             ----------------

       Aetna Ascent VP                Class R                    100,000,000

       Aetna Crossroads VP            Class R                    100,000,000

       Aetna Legacy VP                Class R                    100,000,000

       FIFTH: Immediately following the effectiveness of these Articles Supplementary, the Corporation will have authority to issue two billion (2,000,000,000) shares of common stock with a par value of $0.001 per share and with an aggregate par value of two million dollars ($2,000,000), of which the Board has designated and classified six hundred million (600,000,000) shares as set forth in paragraphs FIRST and FOURTH of these Articles Supplementary.

IN WITNESS WHEREOF, Aetna Generation Portfolios, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                                AETNA GENERATION PORTFOLIOS, INC.


                                         By:
/s/ Michael Gioffre                           /s/ J. Scott Fox
-----------------------------------           ----------------------------------
Michael Gioffre                               J. Scott Fox
Secretary                                     President

Date: June 8, 2001
      Hartford, Connecticut

CORPORATE SEAL

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